EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Materialise NV

Leuven, Belgium

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-197236 and No. 333-212445) and Form F-3 (No. 333-213649) of Materialise NV of our report dated April 28, 2017, relating to the consolidated financial statements which appears in this Annual Report on Form 20-F. Our report contains an explanatory paragraph relating to the Company’s restatement of its consolidated financial statements as described in Note 2 to the consolidated financial statements.

BDO Bedrijfsrevisoren Burg. CVBA

On behalf of it,

Bert Kegels

/s/ Bert Kegels

Zaventem, Belgium

April 28, 2017